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                                                                    Exhibit 99.1

[LOGO]

7000 BOULEVARD EAST
GUTTENBERG, NJ 07093
TEL. (201) 854-7777
FAX (201) 854-1771




NEWS RELEASE

FOR IMMEDIATE RELEASE


                KTI ANNOUNCES ACQUISITION OF NEW JERSEY AFA GROUP

         GUTTENBERG, N.J. (JAN. 28, 1999) --KTI, Inc. (NASDAQ: KTIE) announced today the acquisition of the AFA Group and related companies, an integrated wood waste processing and hauling business based in Newark, New Jersey. AFA's customers are primarily municipalities, landscapers, construction/demolition companies and commercial and residential buyers of mulch and wood chip products. AFA's owners, Anthony A. Peterpaul and Frank Peterpaul will remain with the company as part of KTI's management team and will work towards the rapid expansion of KTI's business integration in New Jersey using the recently acquired New Jersey hauling license as the tool.

         The AFA Group had revenues of $11 million in 1998. The total value of the transaction was 460,000 shares of KTI stock and $5.5 million in net debt. The transaction will be handled as a pooling of interests and will be immediately accretive to 1999 earnings.

         The acquisition fits well with KTI's strategic objectives. AFA further enhances KTI's strength in the northern New Jersey market complementing other facilities in Newark, Passaic, Camden and Mine Hills. Like KTI, AFA is a value-added waste processor that hauls waste and converts materials into valued finished products. AFA also generates over 25% of its revenues from municipal customers.

         Martin Sergi, president of KTI, said, "This acquisition opens important new opportunities for further expansion of KTI's New Jersey business activities. The AFA Group holds a New Jersey State 901 solid waste transporter license, which will enable us to expand our hauling operations in New Jersey."

         KTI is an integrated value-added processor in the solid waste industry. The company operates 53 facilities in 21 states and Canada in four operating divisions, Waste to Energy, Finished Products, Commercial Recycling and Residential Recycling. KTI recently agreed to merge with Casella Waste Systems. Casella, headquartered in Rutland, Vermont, is a regional, integrated, non-hazardous solid waste services company that provides collection, transfer, disposal and recycling services in Vermont, New Hampshire, Maine, northern Massachusetts, upstate New York and northern Pennsylvania. Casella's principal operations consist of five


                                     -more-
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                                                                       KTI, Inc.
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Subtitle D landfills and one permitted construction and demolition debris landfill, 46 transfer stations, 13 recycling processing facilities and 34 collection operations which serve over 220,000 commercial, municipal and residential customers.

         For further information, contact Marty Sergi of KTI at (201) 854-7777 or Frank N. Hawkins, Jr./Julie Marshall at Hawk Associates, Inc. (305) 852-2383. Copies of KTI press releases, SEC filings, current price quotes, stock charts, analysts' comments and other valuable information for investors may be found on the website http://www.hawkassociates.com.


This release with respect to the financial and operational impact of the proposed transaction and projected financial results contains forward-looking statements that involve a number of risks and uncertainties.